Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-268815) and Form S-8 (Nos. 333-224847, 333-228557, 333-230187 and 333-239355) of Equitable Holdings, Inc. of our report dated February 21, 2023, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of retrospectively adopting ASU 2018-12: Targeted Improvements to the Accounting for Long-Duration Contracts discussed in Note 2 and the change in the composition of reportable segments discussed in Note 21, which is as of May 12, 2023, relating to the consolidated financial statements, financial statement schedules and the effectiveness of internal control over financial reporting of Equitable Holdings, Inc., which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
New York, New York
May 17, 2023